Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of iPower, Inc. (f/k/a BZRTH, Inc.) (the “Company”) on Form S-1 of our report dated November 23, 2020, except for Notes 4, 11, 12 and 15 as to which the date is January 11, 2021; and Notes 8 and 15 as to which the date is February 1, 2021, with respect to our audits of the Company’s consolidated and combined financial statements as of June 30, 2020 and 2019 which appears in Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-252629). We also consent to the reference to our Firm under the caption “Experts” in Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-252629) incorporated by reference in this Registration Statement .

/s/ UHY LLP

New York, New York

May 11, 2021